Exhibit 10.11

MANUFACTURING AND SUPPLY AGREEMENT

BY AND BETWEEN

SHENZHEN AONI ELECTRONIC CO., LTD ("SUPPLIER"),

AND

OWLET BABY CARE INC.

("OWLET")

DATED June 21, 2018

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5.4	Additional Supplier Representations and Warranties	17
5.5	Supplier's Financial Statements	18
5.6	Survival	18

ARTICLE VI INTELLECTUAL PROPERTY MATTERS		18

6.1	Specifications	18
6.2	Owlet Intellectual Property	19
6.3	Work Product	19
6.4	Other Intellectual Property Rights	19
6.5	Use of Trademarks	19
6.6	Promotion Limitation	19
6.7	Black and Grey Market Products	20
6.8	Licensed IP Misuse	20
6.9	No Reverse Engineering	20
6.10	Supplier Representative	20
6.11	IP Protection and Infringement	20
6.12	Liquidated Damages	21

ARTICLE VII COMPLIANCE AND QUALITY CONTROL		22

7.1	Compliance with Laws	22
7.2	Permits and Approvals	22
7.3	Quality Standards	22
7.4	Manufacturing Audits	22
7.5	Debarment	23
7.6	Recordkeeping	23

ARTICLE VIII CONFIDENTIALITY		23

ARTICLE IX INSURANCE AND INDEMNITY		23

9.1	Insurance	23
9.2	Indemnification	23
9.3	No Consequential Damages	23

ARTICLE X TERM AND TERMINATION		24

10.1	Term	24
10.2	Termination	24
10.3	Order Fulfillment; Depletion of Inventory	24
10.4	Effect of Termination on Rights	25

ARTICLE XI MISCELLANEOUS		25

11.1	Interpretive Conventions	25
11.2	Entire Agreement	25
11.3	Amendments	25
11.4	Force Majeure	26
11.5	Successors and Assigns	26

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11.6	Relationship of Parties	26
11.7	Severability	26
11.8	Waiver	26
11.9	Remedies Cumulative	26
11.10	Notice	26
11.11	Jointly Prepared	27
11.12	Further Assurances	27
11.13	Ethical Business Practices	27
11.14	Export Controls	27
11.15	Governing Law	27
11.16	Dispute Resolution	28
11.17	Non-Exclusivity	29
11.18	Counterparts; Electronic of Facsimile Transmission	29

EXHIBIT A Product Description

EXHIBIT B Product Pricing

EXHIBIT C Supplier Quality Agreement

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MANUFACTURING AND SUPPLY AGREEMENT

This Manufacturing and Supply Agreement (this "Agreement") is made as of the 21st day of June, 2018, (the "Effective Date") by and between SHENZHEN AONI ELECTRONIC CO., LTD having an office at 5 Bldg, Honghui Industrial Park, 2nd Liuxian Road, Baoan District, Shenzhen, P.R.China, 518101, including the following factories: 5 Bldg, Honghui Industrial Park, 2nd Liuxian Road, Baoan District, Shenzhen, P.R.China, 518101 (collectively, "Supplier"), and Owlet Baby Care Inc. with its principal offices at 2500 Executive Pkwy, Suite 300, Lehi, UT, 84043 USA ("Owlet"). Supplier and Owlet are each referred to in this Agreement as a "Party" and are collectively referred to in this Agreement as the "Parties."

RECITALS

A.       Owlet develops, manufactures, markets and sells baby monitoring devices and related products.

B.       Supplier has the experience and capability to manufacture and supply products and/or services as contemplated by this Agreement.

C.       The Parties' desire for Supplier to manufacture and supply the Products described in Exhibit A to Owlet, subject to and in accordance with the terms and conditions of this Agreement.

AGREEMENT

In consideration of the premises and mutual promises of the Parties set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1       "Affiliate" means, as to a Party, any corporation or business entity that, directly or indirectly, controls, is under common control with, or is controlled by, such Party. For purposes of this definition, "control" (including with its correlative meanings, "controlled" "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation or business entity, whether through ownership of voting securities, by contract, or otherwise.

1.2       "Applicable Laws" means all applicable U.S. federal, state and local and P.R.C. laws, rules, regulations, common law, statutes, ordinances, codes, requirements or orders of any Governmental Authority, including, but not limited to, the Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder.

1.3       "Approved Vendor List" or "AVL" means the list of manufacturers or suppliers of production materials, components, or subassemblies to be used by Supplier in manufacturing the Products.

1.4       "Assignment" means any assignment, whether voluntary or involuntary, by merger, consolidation, dissolution, operation of law, or any other manner.

1.5       "Black Market" means any fake products or components manufactured by unauthorized factories, or products or components manufactured at Supplier or Subcontractor factory(ies) without approval or authorization from Owlet.

1.6       "Business Award Letter" means a letter or email from Owlet to Supplier indicating Owlet's awarding to Supplier of a given project for a particular set of Products.

1.7       "Certificate of Compliance" shall mean a written certification or certifications signed by Supplier and delivered to Owlet stating that the applicable batch or lot of Product was processed in accordance with the agreed upon Specifications and that lists the applicable specification range, test method and results

1.8       "Change of Control"– means with respect to a given entity, any transaction or series of related transactions that constitute: (a) the sale or lease of all or substantially all of an entity's business or assets; (b) any merger, consolidation, share exchange, recapitalization, business combination or other transaction resulting in the exchange of the outstanding shares of an entity for securities or consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary, unless the stockholders of such entity as of the date prior to the closing date of such transaction (or series of related transactions) hold more than fifty percent (50%) of the voting securities in the surviving corporation in such transaction computed on a fully-diluted basis; or (c) any person having acquired beneficial ownership or the right to acquire beneficial ownership of fifty percent (50%) or more of the outstanding voting securities of an entity. For the purposes of clause (c) of this definition, the term "person" includes a group of two or more persons that act as a partnership, limited partnership, syndicate or other group for the purposes of acquiring, holding, or disposing of outstanding voting securities of an entity.

1.9       "Conflict Mineral" means a material designated as a "conflict mineral" pursuant to the Conflict Minerals Law.

1.10       "Conflict Minerals Law" means section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as it may be amended from time to time, and any regulations, rules, decisions, or orders relating thereto adopted by the US Securities and Exchange Commission or successor governmental agency responsible for adopting regulations relating thereto.

1.11       "FDA" shall mean the United States Food and Drug Administration or any successor thereto.

1.12       "GMPs" means the minimum requirements for the methods, facilities and controls used in the manufacturing, processing, packaging or holding of a regulated product as specified in the Regulatory Laws of the applicable Regulatory Authority, as such Regulatory Laws are in effect at the time of manufacturing.

1.13       "Governmental Authority" means any national, federal, state, local, municipal, foreign, or other government; governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); multi-national organization or body; exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

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1.14       "Grey Market" means any products or components manufactured with approval or authorization from Owlet but not sold directly to Owlet or its authorized agent.

1.15       "Intellectual Property" or "IP" means (a) patents, patent applications, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, Internet domain names, and registrations and applications for the registration thereof together with all of the goodwill associated therewith, (c) copyrights and copyrightable works (including computer programs and mask works) and registrations and applications thereof, (d) trade secrets, know-how, manufacturing techniques, engineering drawings, specifications and other confidential information, (e) waivable or assignable rights of publicity, waivable or assignable moral rights and (f) all other forms of intellectual property, such as data and databases.

1.16       "Licensed IP" means the Trademarks, product names, product or packaging designs, software, firmware, hardware, Specifications, Proprietary Information and other IP owned by (or in-licensed from a third party to) a Party that are licensed (or sublicensed, as applicable) and provided by a Party to the other Party for use only in relation to the Products in strict accordance with the terms and conditions of this Agreement.

1.17       "Long Lead Time Product Materials" means Product Materials for which lead times exceed ninety (90) days.

1.18       "Material Authorization" means a written commitment by Owlet to allow Supplier to purchase Long Lead-Time Product Materials such that Owlet is liable for those materials and Supplier can procure the materials necessary to meet anticipated Purchase Orders in accordance with Owlet's forecast.

1.19       "Materials Regulations" means industry safety, environmental, energy, hazardous substance, and recycling standards applicable to Products, as advised by Owlet from time to time during the Term.

1.20       "Product" or "Products" shall mean the product or products manufactured or supplied by Supplier under this Agreement, as described at Exhibit A.

1.21       "Proprietary Information" means any confidential or proprietary information owned and furnished by one Party to the other, pursuant to the terms of this Agreement, either in writing or by electronic means, including, but not limited to, know-how, manufacturing techniques, trade secrets, patents, copyrights, technical data, cost analyses, descriptions, inventions, technology, formulae, calculations, algorithms, code, designs, engineering drawings, specifications, components, forecasts, subcontractors, test methods, test fixtures or studies.

1.22       "Purchase Order" means a document setting forth Owlet's requested order of Products placed with Supplier with all relevant terms.

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1.23       "Regulatory Authority" means, any Governmental Authority involved in granting approval of the investigation, manufacture, distribution, marketing, sale, pricing or reimbursement of a Product or in administering Regulatory Laws in that country or jurisdiction, including the FDA in the United States.

1.24       "Regulatory Laws" means all Applicable Laws governing the import, export, testing, design, investigation, manufacture, packaging, labeling, promotion, marketing or sale of a Product, or establishing recordkeeping and reporting obligations for product complaints or adverse events, or relating to recalls or other field actions or similar regulatory matters, in each case, with respect to the Products.

1.25       "Services" means the manufacturing and related services set forth in Exhibit A hereto (as amended by the Parties from time to time during the Term).

1.26       "Specifications" means technical specifications agreed by the Parties for the manufacture and inspection of the Products, including without limitation the materials, reliability, dimensions, quality, AVL, designs, graphics, manufacturing specifications, engineering tolerances, handling, labeling, packaging, shipping and other production requirements, all as designated by Owlet in writing to Supplier prior to with the Purchase Orders placed by Owlet.

1.27       "Subcontractor" means any person or entity retained by Supplier to participate in the manufacture, assembly, and/or packaging of Products, regardless of whether Owlet nominated or directly-approved such person or entity.

1.28       "Supplier Quality Agreement" means the primary document which provides guidance to Supplier regarding Owlet's quality requirements.

1.29       "Supplier Representative" means a dedicated and exclusive staff member to act as Supplier's point of contact having responsibility for the development and manufacturing of Products for Owlet.

1.30       "Territory" means the country where Supplier's manufacturing facilities are located and the United States of America, as may be expanded by written agreement of the Parties from time to time depending on Supplier's place of manufacture.

1.31       "Tools" means molds, dies, punches, templates, tooling, cavities, and other equipment or fixtures necessary or useful in the manufacture and quality assurance of Products in accordance with Specifications that are supplied by Owlet or that are purchased by, charged to, or paid for by Owlet.

1.32       "Trademarks" means any and all trademarks, trade names, logos, designs, and trade dress owned or in-licensed by Owlet that are used in connection with Products and placed on the Products or packaging (including inserts) associated with the Products by Supplier, including as set forth on Exhibit A hereto (as amended by the Parties from time to time during the term of this Agreement).

Capitalized terms not defined in this Article I shall have the meanings specified elsewhere in the text of this Agreement.

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ARTICLE II

SUPPLY

2.1       Forecasts. Owlet shall provide Supplier with access to forecasts of Owlet's expected purchases of the Products. The forecasts will show anticipated monthly orders for a period of at least six (6) months. All forecasts shall be used for planning purposes only and shall not be binding on Supplier and Owlet. Supplier acknowledges that Owlet may order more or fewer Products than projected in such forecasts. The first forecast shall be provided approximately three (3) months before the delivery date set forth on the first purchase order submitted to Supplier pursuant to Section 2.2 of this Agreement and shall be updated monthly thereafter.

2.2       Firm Orders. From time to time and at Owlet's discretion, Owlet will submit Purchase Orders for the Product to Supplier in written or electronic form. Each Purchase Order will specify the quantity of Products ordered, delivery dates and delivery and shipping instructions. If there is any conflict between the provisions of this Agreement and the Purchase Order or any acknowledgement or acceptance document of Supplier as to the obligations of the Parties regarding any Products ordered, the Parties agree that the resolution of such issue shall be controlled first by the terms of this Agreement and then the terms of the subject Purchase Order. Supplier shall notify Owlet in writing of its acceptance of the Purchase Order within five (5) days of receipt. If Supplier fails to respond to a Purchase Order after such five (5)-day period, Supplier will be deemed to have accepted the Purchase Order. Any terms and conditions in any written acceptance by Supplier that conflict with and Purchase Order or this Agreement shall be void and of no force and effect. Each Purchase Order hereunder is separate and severable and not part of one or more installment contracts. Each Purchase Order is to be issued as a global order, with specific regional allocations to be provided by Owlet's Purchasing Department prior to shipment.

2.3       Samples. Supplier shall manufacture and deliver to Owlet pre-production samples for approval prior to the commencement of mass production. Supplier shall make any and all changes to the pre-production samples requested by Owlet, but to be not beyond the Specifications, if any, and shall ship new pre- production samples of the Products to Owlet for approval. The finished Products are not to differ in any respect from the pre-production samples approved by Owlet, and Owlet reserves the right at its sole discretion to reject any Products differing from the final pre-production samples without any liability to Supplier. Samples are to be requested via Purchase Order. Samples are to be of production quality and meet all Owlet Specifications as set forth in this Agreement and the Supplier Quality Agreement.

2.4       Minimum Order Quantities. All orders of Products shall be subject to the minimum batch quantities set forth in Exhibit A to this Agreement. Notwithstanding any other provision to the contrary contained herein, Supplier acknowledges and agrees that Owlet has no specific requirement to purchase any amount of Products from Supplier during the Term hereof or to submit any specific number of Purchase Orders.

2.5       Unforeseen Demand. Owlet and Supplier recognize that there may be instances in which unforeseen demand for Products occurs. In such instances, Owlet shall make every effort to notify Supplier immediately of such requirements and Supplier shall make commercially reasonable efforts to fulfill Owlet’s unforeseen requirements of the Products.

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2.6            Raw Materials Procurement.

(a)	Supplier shall order sufficient quantities of all raw materials required to manufacture the Products ("Product Materials") to enable Supplier to manufacture and deliver Products in accordance with Owlet's Purchase Orders. The costs of all such Product Materials shall be included in the purchase price for the Products set forth on Exhibit B. To the extent that Supplier purchases Product Materials for the purpose of manufacturing the Products in accordance with Owlet's Purchase Orders, Owlet shall reimburse Supplier in full for such Product Materials that (a) were purchased but unused as a result of subsequent changes to such Purchase Orders approved pursuant to Section 2.2 and that Supplier is unable to use for subsequent manufacturing or packaging of the Products, and (b) included in non-cancellable orders of Long Lead-Time Product Materials and that Supplier is unable to use for subsequent manufacturing or packaging of the Products (the "Obsolescence Charge"). The calculation of the Obsolescence Charge shall be made by Supplier once every second calendar quarter and shall be limited to inventories of Product Materials required to manufacture the quantities of Products in outstanding Purchase orders and Long Lead-time Material Purchase Authorizations For the avoidance of doubt, in the event Supplier orders quantities of Product Materials beyond the quantities reasonably required to manufacture and deliver Product in accordance with Owlet's Purchase Orders and Long Lead-time Material Purchase Authorizations, the cost of such excess Product Materials will not be included in the Obsolescence Charge.

(b)	To the extent Owlet has negotiated pricing for certain Product Materials and the applicable vendor has agreed to extend such pricing to Owlet's designees, Owlet shall notify Supplier, and Supplier may purchase such Product Materials directly from the specified vendor at the pricing negotiated by Owlet. Supplier acknowledges and agrees that Supplier will inspect the incoming materials which are provided by Owlet nominated-Supplier according to Supplier’s own IQC procedure and standard. (a) Owlet makes no representations or warranties regarding such Product Material vendors; (b) Owlet does not assume any responsibility or liability for any acts or omissions of such vendors or their agents, and (c) Owlet shall not be liable for any loss of any kind that occurs with respect to any order or purchase of Product Materials by Supplier from such vendors. (d) Supplier will report any damage or shortages which are found from Supplier’s IQC to Owlet and nominated supplier. It is suppliers responsibility to receive credit or replacement parts from nominated supplier. If Owlet nominated supplier doesn’t cooperate to improve quality issue or to receive credit or replacement parts, Supplier has the right to change the Owlet nominated supplier only after Owlet approves the new sub supplier.

(c)	In order to reduce production lead-time, Owlet shall utilize Long Lead-time Material Purchase Authorizations for any raw materials who lead-times are constraining to the production lead-time required to meet purchase order delivery requirements.

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2.7       Packaging. Supplier shall produce, inspect, label, package, store and ship all Products in a finished state in compliance with Applicable Laws and in accordance with the Specifications and any other reasonable instructions from Owlet as indicated on the applicable Purchase Order and standards defined by Owlet and agreed by the parties. Supplier shall make necessary arrangements and take reasonable precautions to protect the quality of the Products after its final inspection during storage, shipping and delivery of the Products, and Supplier agrees to package the Product suitably for export and appropriately to prevent damage during shipment. Each shipment shall be accompanied by a Certificate of Compliance signed by an authorized representative of Supplier concerning all applicable quality and testing records for each lot of Product produced and delivered to Owlet. Supplier will ensure packaging and labeling of Products is in accordance with Owlet's instructions, including with labels approved by Owlet or provided by Owlet (or its designee), and in accordance with all applicable Specifications.

2.8	Shipping and Delivery. Delivery of Products shall be made FOB ShenZhen (Incoterms 2010) ("Delivery"). The Parties shall bear the risk of loss and expenses allocated to them in accordance with this international delivery term. Products are to be shipped via full container when possible. Any less than container load shipments must be approved by Owlet in writing prior to shipment. Provided that, Owlet shall bear the costs, expenses, and fees arising out of and in connection with failure to ship Products which have been ready to be shipped on delivery date specified in the Purchase Order.

(a)	Supplier's Obligations. Supplier shall ensure that each Purchase Order received from Owlet is timely filled and that Products are delivered within the agreed-upon delivery schedule. Supplier shall ensure that all Products delivered to Owlet are invoiced and packaged in accordance with the applicable Purchase Order and all Applicable Laws and Regulatory Authorities.

(b)	Delivery Date Confirmation. Delivery dates must be confirmed within seven (7) calendar days after Supplier's receipt of each Purchase Order, at which time the Supplier shall provide a production schedule for the entire Purchase Order. Supplier shall submit subsequent production schedules to Owlet on a weekly basis.

(c)	Late Delivery. In the event that Supplier fails to deliver Product by the delivery dates specified in the Purchase Order, at Owlet's discretion and direction, all shipments made after said dates are to be made via air freight until such time as Supplier is able to resume delivery according to the requirements of the Purchase Order. This is defined as delays arising for Aoni’s actions or Aoni’s controlled supply chain. In such event, Supplier's responsibility for air freight is as follows:

(i)	If the delivery is two weeks late, Supplier is responsible for the cost difference between air freight and ocean freight.

(ii)	If the delivery is three weeks late, Supplier is responsible for the entire cost of air freight for all affected Products.

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(iii)	If the delivery is more than three weeks late, Supplier is responsible for the entire cost of air freight for all affected Products and Owlet receives an additional 4% discount on all affected quantities.

(iv)	Owlet has the right to refuse any Products shipped thirty (30) or more days after the requested delivery date. and Owlet has the right to terminate this Agreement immediately upon notice.

(v)	Supplier is to be billed directly by Owlet's freight forwarder for air freight charges. On a case-by-case basis, Owlet will evaluate the effect of Supplier's late delivery as it relates to final in-store delivery, and has sole discretion on whether to allow Supplier to ship by sea (if Owlet determines that final in-store delivery will not be compromised thereby).

(d)	Rescheduled Delivery and Cancellation of Orders. Owlet has the right to request that Supplier reschedule the delivery date for Product(s) at any time prior to shipment, and loss, damage, costs, expenses and fees arising from rescheduling the delivery shall be borne by Owlet. In the event of a request to cancel a shipment, Owlet shall reimburse Supplier for any finished Products and for Product Materials in accordance with Section 2.6.

2.9         Title. Supplier shall bear responsibility for risk of loss or damage to the Products, and title shall not pass, until Delivery, notwithstanding any other terms contained in this Agreement.

2.10	Inspection; Non-Conforming Products. All Products delivered under this Agreement shall be subject to inspection and applicable testing by Owlet notwithstanding prior receipt and payment. Any acceptance thereof shall not be construed as a waiver of its warranty and indemnification rights under this Agreement. If Owlet determines that any Products in a shipment are damaged, defective, or non-conforming to the Specifications or any applicable Purchase Order (including incorrect shipping documentation such as packing slips or certifications) ("Non-conforming Product"), Owlet may, except for claims relating to latent defects, reject any Non-conforming Product by providing notice of rejection to Supplier within ninety (90) days following receipt by Owlet of any shipment of such Products hereunder. Claims relating to latent defects are not deemed waived by Owlet unless Owlet fails to notify Supplier of such latent defects within twelve months (12) months following the date of manufacture of the Non-conforming Product giving rise to the claim. Provided that, Supplier shall not be liable for the damage, defect, or non-conformance arising out of and in connection with the reasons which are not attributable to Supplier.

2.11       Dispute Regarding Non-Conforming Product. If Supplier does not agree that any such Product failed to meet the Specifications and Supplier's validated manufacturing and analytical processes and Supplier and Owlet cannot reach agreement with respect to such Product, Supplier will submit the question of whether the Product failed to meet the Specifications to a mutually agreed upon and independent laboratory in the United States selected by Owlet and acceptable to Supplier (which acceptance shall not be unreasonably withheld) for determination. The findings of such laboratory shall be binding upon Supplier and Owlet and the cost of such determination shall be paid by the party in error.

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2.12	After-sale Service. Supplier shall provide an additional one and a half percent (1.5%) extra units per shipment free of charge. Supplier shall have the rights to reject return, repair or replacement and other after-sale services after providing 1.5% extra units per shipment. Supplier shall not be liable for any and all losses and damages arising from or in connection with non - conforming products after providing 1.5% extra units per shipment by Supplier, but excluding batch volume quality problems caused by inherent defect of product design.

2.13       Inability to Supply. In the event that Supplier becomes aware of or reasonably anticipates that it will be unable to supply the quantities of the Products that Owlet has ordered pursuant to duly submitted Purchase Orders by the requested delivery date, either in whole or in part, Supplier shall inform Owlet in writing as soon as reasonably possible of such anticipated inability to supply. In case of Supplier's inability to meet any aforesaid Purchase Orders, Supplier shall fulfill such orders with such quantities of Products as can be reasonably made available for supply to Owlet hereunder and work closely with Owlet to adjust delivery schedules, expedite production and or shipping, or otherwise cancel orders for units which did not meet the delivery terms of the Purchase Order.

ARTICLE III

MANUFACTURING

3.1       Manufacturing Processes. Supplier shall manufacture, package, label and store the Products at its manufacturing facility located at [5 Bldg, Honghui Industrial Park, 2nd Liuxian Road, Baoan District, Shenzhen, P.R.China, 518101 in accordance with the Specifications, industry standards, any and all Applicable Laws and quality standards agreed by the Parties. Supplier represents and warrants to Owlet that Supplier's manufacturing facility and processes (including equipment and machinery utilized in the manufacturing process) applicable to the Products comply with all Applicable Laws (including GMPs).

3.2       Production Changes.

(a)       Owlet-Requested Changes.

(i)	Requests. At any time during the Term, Owlet has the right to request each of the following in writing:

(1)	a change to manufacturing and other Services, packaging and shipping specifications, and Products test procedures;

(2)	increases in production volume of Products for an outstanding build schedule; and/or

(3)	configuration or engineering changes to Products.

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(ii)	Responses. Within five (5) business days after receipt of such request, Supplier shall analyze it and (based on each category of changes set forth in clause (i) above):

(1)	[for manufacturing and other Services, packaging and shipping specifications, and test procedures changes] provide Owlet with an assessment of the effect that the requested change would have on cost, manufacturing, scheduling, delivery and implementation;

(2)	[for production increases] determine if it can meet the requested increase within the required lead-time, and provide either (A) Owlet with a new build schedule setting forth the expected delivery date of the changed order, if Supplier can satisfy the requested increase, or (B) the reasons preventing it from satisfying the requested increase, if Supplier is unable to satisfy or comply with Owlet's requested increase in production volume within the requested time frame for delivery;

(3)	[for configuration or engineering changes] determine if it can meet the requested changes within the required lead-time, and provide either (A) a notice of acceptance of the requested changes along with any additional costs and expected changes to delivery schedules, if Supplier can satisfy the requested change, or (B) the reasons preventing Supplier from satisfying the requested increase, if Supplier is unable to satisfy or comply with Owlet's requested changes within the requested timeframe for delivery.

(b)	Supplier-Generated Changes. For any Supplier-generated change request in relation to Products currently in production, Supplier shall submit a notification of proposed change in writing in accordance with the Change Levels outlined below:

(i)	Change Level I: Changes that affect the fit, form, function, or reliability of the Product. Any changes in specification, dimension, materials of construction, visual appearance of the Product, usage of different components or raw material than originally specified, or any changes of performance of the Product supplied. For all known or planned Level I changes, Supplier must provide a minimum of one hundred and eighty (180) days' notice of change to allow for review, validation, and approval by Owlet.

(ii)	Change Level II: Changes to the process, procedure, manufacturing location, process equipment, inspection methods and/or equipment, and inspection sampling plans. Supplier must provide a minimum of ninety (90) days' notice for adequate review, validation, and approval by Owlet.

(iii)	Change Level III: Changes that do not directly affect the Product performance, cosmetics, reliability, salability or the process to manufacture the Product. Supplier must provide a minimum of fifteen (15) days' notice for adequate review by Owlet.

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(iv)	Owlet Approval of Changes. All Supplier-generated changes, across all change levels, must obtain Owlet approval prior to the commencement of mass production thereof. As part of the approval process, Owlet may ask for additional information on a case-by-case basis.

(v)	Samples of Supplier-Generated Changes Products.

(1)	Supplier shall provide product samples in the necessary quantities to complete any testing and qualification requirements for any changes at no charge to Owlet for Owlet's evaluation and approval.

(2)	Supplier shall make any changes to the pre-production samples requested by Owlet, and shall ship new pre-production samples to Owlet for approval.

(3)	To avoid production delays, Supplier shall supply Owlet with previously-approved Products until Owlet completes approval of submitted changes.

(4)	In some exceptions, the minimum notification periods set forth above may be adjusted at Owlet's sole discretion.

(5)	Supplier shall not manufacture, distribute or disseminate any Products based on its proposed changes without Owlet's prior written approval.

(6)	If any Products, or any element(s) or portion(s) thereof, are manufactured, distributed or disseminated prior to or without Owlet' written approval, Owlet has the right to require Supplier to recall such Products at Supplier's sole expense, and Supplier, at Owlet's discretion and in addition to any and all other remedies available to Owlet hereunder (including without limitation terminating this Agreement, seeking monetary or other legal relief should any irreparable damages or losses be incurred), shall pay liquidated damages of five thousand United States dollars (US$5,000.00) per occurrence.

(vi)	Effects of Noncompliance. In the event notice is not given in accordance with requirements in this Section 3.2(b), Owlet has the right to reject or return all materials and Products subject to the changes and may cancel all unfulfilled Purchase Orders without liability. Supplier shall bear any costs incurred, as well as losses suffered by Owlet in relation to such rejected or returned Products, including but not limited to expedited shipping costs and any revenue lost by Owlet.

(vii)	Urgent Changes. In urgent or emergency situations where changes to the Products and/or process arise in an unforeseen and unanticipated manner, Supplier and Owlet shall establish a mutually agreed upon timetable and manner for implementing such urgent changes or mitigating the effect or loss of such urgent changes. If Supplier is liable for such urgent changes, Supplier shall bear any costs or losses incurred due to such urgent changes, including but not limited to any revenue lost by Owlet.

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3.3       Capacity. Supplier shall fulfill Owlet's requirements for the Products and shall maintain sufficient manufacturing capacity (including appropriate manufacturing, storage and distribution facilities and qualified personnel) to meet Owlet's forecasted demand for the Products. At a minimum, Supplier shall maintain and have available a sufficient inventory to supply Owlet's requirements for a period of three (3) months based on Owlet's forecasts. Further, within six (6) months after the Effective Date, Supplier shall establish a disaster recovery plan that is reasonably satisfactory to Owlet, which plan will provide for the continued supply of the Products to Owlet in the event of a catastrophic event or other circumstance that could negatively affect Supplier's production capacity.

3.4	Product Testing. Supplier agrees that it will conduct all necessary testing of the Products, as required by any and all Applicable Laws and quality standards agreed by the Parties, to meet Specifications.

3.5       Record Retention. Supplier shall maintain throughout the Term (or for such longer period as may be required by Applicable Laws) accurate and complete records relating to its manufacture and testing of the Products, including all records required under Applicable Laws. Supplier will allow Owlet reasonable access to such records upon request.

3.6	Subcontracting. Without prior notice Supplier shall not subcontract any of its obligations under this Agreement to any subcontractors or other third parties. If approved by Owlet, Supplier shall comply with all Applicable Laws related to suppliers, subcontractors and vendors, and Supplier shall require that all of its suppliers, subcontractors and vendors providing services or products in relation to the Products are in compliance with this Agreement and Applicable Laws with regard to such services or products. Without limiting the foregoing, and notwithstanding any arrangements between Supplier and its suppliers, subcontractors and vendors, Supplier shall remain responsible for performance of its obligations hereunder, including obligations relating to quality assurance, delivery timelines, compliance with Applicable Laws and confidentiality obligations regardless of whether any of Supplier's obligations are undertaken by a subcontractor.

(a)	Upon Supplier's receipt of notice from Owlet, Supplier will discontinue use of a Subcontractor in relation to the manufacture of Products or other services provided to Supplier.

(b)	Supplier shall allow Owlet to inspect Subcontractor facilities at any time during the Term, so long as Supplier-designated personnel accompany Owlet representatives (with Supplier making every reasonable effort to procure such accompaniment) and Owlet provides Supplier with reasonable notice of its intent to visit Subcontractor facilities.

(c)	Supplier shall allow Owlet to have direct contact with Subcontractor personnel when such contact is urgent and is of a specific technical nature related to the design or manufacture of Products, and can be most efficiently communicated when communicated directly. Owlet shall make Supplier aware of the need for any such direct contact at least twenty-four (24) hours prior to said communication.

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(d)	Supplier shall maintain an AVL and publish this to Owlet quarterly or upon any updates or changes to the AVL.

3.7	Tools.

(a)	Usage. All Tools are to be used exclusively to fill Purchase Orders. Supplier shall not use any Tools to manufacture, or cause to be manufactured, directly or indirectly, products for any third party without Owlet's prior written consent.

(b)	Cycle counter. All Tools containing Owlet trademarks or per tooling specifications from Owlet shall be manufactured capable with tamper proof cycle counter.

(c)	Maintenance. Supplier shall reasonably maintain all Tools during their normal productive lives. Projected life for all styles of Tools must be presented to Owlet prior to any manufacture of such Tools. Notwithstanding such maintenance, Supplier shall submit to Owlet tooling maintenance and end-of-life reports on a monthly basis. Orders for, manufacture or replacement of any Tools shall be made only upon receipt of Owlet's written authorization. Any tooling issues that could impact Product performance, reliability or Purchase Order delivery or lead- time must be communicated to Owlet's supply chain manager immediately.

(d)	Sufficiency. Supplier shall order, manufacture, or cause to be manufactured Tools in quantities agreed upon and deemed necessary by Owlet to manufacture a sufficient number of Products to meet the quantities specified in Owlet's Purchase Orders and/or forecasts. Any realization that tooling capacities are insufficient to meet current Purchase Orders and/or forecasts must be communicated to Owlet's supply chain manager immediately.

(e)	Ownership. All Tools for which Owlet has paid 100% of Supplier's incurred costs, or that contain the IP granted to Owlet by a third party or any other IP of Owlet, are Owlet's sole property and treated as Proprietary Information hereunder. In the event that Supplier subsidizes or offers to subsidize or pay for Tools outright, Owlet is to have ownership and title to any such Tools upon expiration or earlier termination of this Agreement.

(f)	Identification. All Tools will be clearly marked "Property of Owlet, Inc., 32 Center Street, Provo, Utah, U.S.A." and affixed or otherwise indicated with all appropriate identification information in accordance with Owlet's instructions.

(g)	Return to Owlet. Supplier shall immediately tender and deliver all Tools to Owlet upon request during the Term, or upon termination or expiration of this Agreement. Supplier shall take such actions as Owlet may reasonably request to cause Subcontractors to comply with Owlet's request to return Tools.

(h)	Specific Remedies. Any delay by Supplier or Subcontractors in returning Tools to Owlet may result in irreparable injury to Owlet. If Supplier or any Subcontractors fail or refuse immediately to return Tools to Owlet upon Owlet's request during the Term, or upon termination or expiration of the Agreement, as the case may be, Owlet is entitled to seek injunctive or other legal relief for any such breach or anticipated breach without being required to post a bond or other security. Any such relief is to be in addition to monetary damages (including but not limited to, costs and expenses associated with production delays, e.g., airfreight).

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3.8       Waste. Supplier shall expressly be responsible for the treatment, storage, disposal and/or transportation of any waste products or waste streams (hazardous, toxic or otherwise) that are related to, directly or indirectly, the manufacture of the Products pursuant to this Agreement. Any treatment, storage, disposal and/or transportation of any such waste products or waste streams will be in material compliance with all applicable environmental laws.

3.9	Supply Chain Security and Related Issues.

(a)	Security and Inspections. Supplier shall maintain tight security on Supplier's premises during production and warehousing and ensure secure transportation of Products from Supplier's premises to the point of transfer to the freight forwarder. Supplier acknowledges the importance of supply chain security in terms of theft, damage, and terrorism prevention, and represents that it has taken appropriate measures to insure the integrity of the supply chain from the Supplier's premises through delivery to the freight forwarder. Supplier hereby consents to allow periodic, unannounced "spot check" inspections by Owlet's security enforcement personnel to ensure the integrity of Supplier's security and inventory control measures. Supplier shall ensure their supply chain provides tight security on production and warehousing.

(b)	Violations. If any deficiencies or violations of the security measures ("Violations") are found during such spot check inspections or through external investigations of Supplier or any Subcontractors, Supplier shall remedy and document via a Corrective Action Report such Violations within thirty (30) days. Upon confirmation of any further occurrence of any Violation, Owlet may, at its election, (1) require Supplier pay for a third party security audit to be performed within 15 days from time of Violation (2) require Supplier pay Owlet liquidated damages in the amount of ten thousand US dollars (US$10,000) or (3) withhold in escrow a percentage (in its reasonable discretion) from then-payable Purchase Orders until such time as the Violation is remedied.

(c)	Specific Security Measures. Supplier shall implement security measures to maintain the security of the Products and its supply chain, including without limitation the following: (1) secure facilities with the ability to control, record, and manage entrance into and out of all exits, including but not limited to: dedicated security staff, metal detectors at all entry and exit points, well maintained fencing, enforceable processes for the recordation of all visitors and staff; (2) comprehensive video monitoring of all exits, production floors, and warehouses that are actively monitored and the video data history saved in a secure location for at least 6 months; (3) periodic, regular training of all staff regarding facility processes and policies for controlling product loss; (4) provide Owlet with a copy of relevant security measures, policies, as well as the confidentiality agreement entered into by and between Supplier and the individual members of its staff, as well as Subcontractors, who have access to Products during any phase of production, assembly, storage, delivery, or transportation; and (5) if Supplier becomes aware of any unauthorized access to, use, theft, leak or damages of the Product by any person (each a "Security Event"), it shall immediately notify Owlet in writing of such Security Event and provide Owlet with all information it has relating thereto. Supplier shall provide Owlet with all reasonable assistance as requested by Owlet to limit any damages that may be caused by such Security Event.

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3.10       Survival. All warranties, covenants and commitments set forth in this Article 3 shall be deemed to be made and given by Supplier on a continuing basis throughout the Term of this Agreement.

ARTICLE IV

PRICING AND PAYMENT

4.1       Pricing. The prices at which Supplier will sell the Products to Owlet are set forth on the attached Exhibit B and shall be fixed for one year calculating from the first MP order for Supplier’s own materials based on 30 day leadtime except Owlet’s nominated suppliers for the Term of this Agreement. These prices are inclusive of all costs associated with the purchase of the Products. If the price of any component from an Owlet nominated supplier changes the full unit price will be adjusted in the cost of the finished good to the Supplier accordingly. The Purchase Order shall be fulfilled before the parties adjust the price.

4.2       Billing and Payment. Supplier shall submit invoices to Owlet for the amount due for the Products shipped to Owlet. Owlet shall make payments to Supplier for the purchase price of Product within Thirty (30) days following delivery and acceptance thereof and receipt by Owlet of Supplier's invoice. Improper invoices may be returned without loss of discount. Owlet may withhold payment of any amount that it reasonably disputes in good faith until such dispute is resolved. All payments by Owlet shall be made in U.S. dollars.

4.3       Reschedules/Holds. In the event of reschedules by Owlet or Owlet's freight forwarder, or shipments placed on hold by Owlet or Owlet's freight forwarder (except for shipments placed on hold for quality reasons), in excess of thirty (30) days after the delivery date, Supplier shall invoice in full, unless Supplier has accepted such reschedule in writing.

4.4       Changes to Specifications. If during the Term of this Agreement, upon Owlet's request, the parties agree to change part or all of the Specifications for a Product and such changes to the Specifications increase or decrease Supplier's manufacturing costs or procurement of raw materials cost, Supplier and Owlet agree to negotiate in good faith to make reasonable changes to the purchase price of the affected Products.

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4.5       Technical Transfer. Supplier acknowledges and agrees that Supplier will bear all costs incurred by Supplier as part of the general technical transfer of files for purposes of manufacturing the Products under this Agreement.

4.6       Audit Rights. During the Term of this Agreement and for (2) two years thereafter, Owlet will have the right, on no less than thirty (30) days' notice, to examine and audit the records of Supplier that are necessary and directly related to charges for Products shipped pursuant to this Agreement so that Owlet auditors may verify that charges are true and correct and do not contain substantial errors. Any such examinations or audits will be conducted upon reasonable notice and at reasonable times.

4.7       Currency Exchange Rate Management. Product BOM pricing will be negotiated in local currency and transferred to USD($) at a negotiated exchange rate. If the actual exchange rate varies by an average of more than 3% from the negotiated rate over the trailing 45 days, the rate applied to new purchase orders will be adjusted to the average rate of the previous 90 days.

4.8	Cost Down Initiatives. Owlet seeks to work collaboratively with its manufacturers to improve manufacturing processes, efficiencies and find cost savings. If Owlet initiates a change that yields savings, these savings will be passed onto owlet. If Supplier initiates a change that is subsequently approved by Owlet and implemented into production, Supplier will receive 100% of the savings for 3 months, 50% of the savings for an additional 2 months, after which Owlet will receive the savings.

ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1       Corporate Authority; No Breach of Other Agreement. Each Party represents and warrants that it is a legal entity duly incorporated or organized, validly existing and in good standing under the laws of its incorporation or organization and has all corporate power and authority to carry on its business as now conducted, to own, license or lease its assets and properties which it owns, licenses or leases, and to execute and deliver this Agreement and to perform its obligations hereunder. Each Party represents and warrants to the other that the execution of this Agreement and the full performance and enjoyment of the rights of Supplier and Owlet under this Agreement will not breach or in any way be inconsistent with the terms and conditions of any license, contract, understanding or agreement, whether express, implied, written or oral between the warranting Party and any third party.

5.2       Product Warranties. Supplier warrants to Owlet that all Products supplied by Supplier under this Agreement (a) shall be in compliance with the Specifications and will be free from defects in materials, fabrication and workmanship; and (b) will be manufactured in accordance with Applicable Laws and the applicable quality requirements incorporated by reference into this Agreement. Supplier will convey to Owlet good and valid title to the Products, free from any lien, claim, security interest or encumbrance. In addition to these warranties, Supplier shall take all steps necessary to effect the transfer or extension to Owlet of all manufacturer warranties on the Products in the event Supplier is not the original manufacturer of a Product or a Product Material, to the extent permitted by such manufacturer. These warranties shall survive Delivery and payment for the Products and shall run to Owlet, its successors, assigns, customers and the users of its Products. For clarity, Supplier's warranties included in this Section 5.2 do not apply to any defect in a Product arising from any drawing, design, Specification, process, testing or other procedure, adjustment or modification supplied by Owlet.

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5.3       Remedies for Breach of Warranty. In the event of a breach of any of the warranties outlined in Section 5.2, Owlet shall give Supplier notice of such breach. Upon receipt of such notice, Supplier shall promptly and without undue delay (a) repair, replace or modify the affected Product so as to correct the warranty breach to Owlet's satisfaction at no cost to Owlet, or, at Owlet's option, (b) refund the full price paid by Owlet for the affected Products, including shipping costs. Nothing herein, and no election of a remedy, will be construed as a waiver of Owlet's indemnification rights under this Agreement.

5.4       Additional Supplier Representations and Warranties. Supplier further represents, warrants, and covenants that:

(a)	it (1) has sufficient expertise and know-how in its industry to manufacture Products in accordance with Specifications, (2) will dedicate sufficient resources, materials and personnel to perform its obligations hereunder, (3) will deliver the quantities ordered by Owlet in accordance with Owlet's requirements, and (4) will pay all Subcontractors in a timely manner;

(b)	it has reviewed its supply chain security procedures and that these procedures and their implementation are, and shall remain during the Term, in accordance with the conveyance security criteria set forth by Owlet;

(c)	it has developed and implemented, or shall develop and implement within sixty (60) days after its execution of this Agreement, procedures for periodically reviewing and, if necessary, improving its supply chain security procedures to assure the integrity of Products;

(d)	it will be accountable for any unauthorized disclosure of Proprietary Information, or any unauthorized use of Owlet's IP, or for any breach of exclusivity by Supplier and/or Subcontractors;

(e)	for the duration of this Agreement, Supplier, and any entity owned wholly or partially by any manager, officer or director of Supplier or their related Affiliates or individuals, does not and will not by itself, or with its assistance or prior knowledge, produce, sell or offer for sale, advertise or otherwise provide to any of Owlet's existing or prospective customers any products that are identical and/or substantially similar in design, get-up or product packaging with products sold by Owlet without Owlet's written consent, including but not limited to sensor capable baby monitor devices and/or related products and components;

(f)	none of its or its Affiliates' partners, officers, directors, or employees is or will become an official or employee of the government during the Term without prior notice to, and prior written approval from, Owlet;

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(g)	all Products will be manufactured and packaged in compliance with Owlet's quality guidelines, including without limitation any applicable Materials Regulations in the Territory;

(h)	it is and will remain in full compliance with the Conflict Minerals Law, and no Products delivered to Owlet will contain any Conflict Mineral unless specifically approved in writing by an authorized officer of Owlet, in which case Supplier further represents and warrants that any such Conflict Mineral included in any such merchandise will not originate from the Democratic Republic of Congo or an adjoining country;

(i)	it will comply with and ensure that its Subcontractors sign and comply with Owlet's Social Responsibility Policy as updated from time to time, which policy may require unannounced social responsibility compliance audits by Owlet and/or third-party auditors;

5.5	Supplier's Financial Statements.

(a)	Importance. The Parties acknowledge that the financial stability of Supplier is important to ensure that Owlet's business can continue uninterrupted.

(b)	Documentation. Upon Owlet's request, Supplier shall cooperate with a third-party, accounting firm agreed upon by Supplier and Owlet to provide all relevant documentation regarding its financial status, including:

(i)	a copy of Supplier's balance sheet, income statement, and cash flow statement extracted from its most recent audited financial statements within thirty (30) days after the availability of such audited financial statements; and

(c)	Failure to Cooperate. If Supplier fails to provide the Financial Information within ten (10) days after receipt of the request, or upon determination by Owlet (in its sole discretion) that Supplier's financial position poses a risk to Owlet's business, Owlet has the right, at its option, to terminate this Agreement immediately upon notice, without liability to Supplier therefor.

5.6          Survival. The representations, warranties and covenants set forth in this Article V shall survive the termination or expiration of this Agreement.

ARTICLE VI

INTELLECTUAL PROPERTY MATTERS

6.1       The Owlet shall choose the model and design of the Product and provide the Specification and special function requirements for the Product to the Supplier. The Supplier shall develop and manufacture the Product independently according to the Owlet’s requirements.

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6.2       Each party shall retain exclusive ownership and control of its background Intellectual Property Rights (“background IPRs”), which existed before the execution of this Agreement. The IPRs are provided by one Party to the other Party shall not use for any purposes other than the performance of this agreement.

6.3       The entire foreground Intellectual Property Rights created, conceived or generated under this Agreement by the Supplier in fulfilling the Supplier’s obligation under this Agreement shall be owned by the Supplier, including the IPRS in connection with Internal Plastic Structure Design, PCB Hardware Design, PCB Layout, Embedded Software Development, API, SDK, Test Software &Tools and Manufacturing Techniques (“the Supplier’s foreground IPRs). The entire foreground Intellectual Property Rights created, conceived or generated under this Agreement by the Owlet shall be owned by the Owlet, including the IPRS in connection with ID Design, Packaging Design and APP Development (“the Owlet’s foreground IPRs).

The Supplier shall not use the Owlet’s foreground IPRs and the Owlet’s technical specifications, special function requirements and Owlet’s background IPRs for any purpose other than the manufacture and supply of the Product to the Owlet, nor shall the Supplier authorize or knowingly permit them to be used by anyone else for, or in connection with, any purpose other than the manufacture and supply of the Product to the Owlet.

The Owlet shall not use the Supplier’s foreground IPRs and Supplier’s background IPRs for any purpose other than the sale and distribution of the Product to the Owlet’s client, distributor, or retailers, nor shall the Owlet authorize or knowingly permit them to be used by anyone else for, or in connection with, any purpose other than the sale and distribution of the Product to the Owlet’s client, distributor, or retailers. With respect to filing of patent application for the Owlet’s foreground IPRs (in USA and PRC), the right to apply for a patent shall be owned by the Owlet. With respect to filing of patent application for the Supplier’s foreground IPRs (in USA and PRC), the right to apply for a patent shall be owned by the Supplier.

6.4       Without the other party’s written authorization, any party shall not use the other party’s foreground IPRs, or have them used or manufactured in any other products or components.

6.5       The Owlet grants to the Supplier a non-exclusive and indivisible right not capable of being transferred or encumbered, either voluntarily or by law, to use the trademarks assigned by the Owlet (the “Trademarks”) on the Packaging Materials or the Product. The use of the Trademarks shall be allowed only in a form previously approved by the Owlet in writing.

6.6       The Supplier shall always strictly comply with the instructions, directions and specifications which the Owlet or its representatives may give from time to time with regard to the quality, manufacture, and packing in respect to the appearance and way of use of the Trademarks on the Product and the Packaging Materials thereof, provided, however, that the above mentioned instructions, directions and specifications shall be agreed by both parties and subject to the laws of the USA.

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6.7	Use of Trademarks. If directed by Owlet in writing, Supplier shall place onto the Products shipped to Owlet (or the packaging for such Products) the designated Owlet trademarks and part numbers in accordance with Owlet Specifications and subject to final approval from Owlet. In the event that any Products so labeled are not delivered to Owlet, whether due to scrap, rejection, cancellation of orders or otherwise, Supplier shall promptly remove and destroy or, at the request of Owlet, return to Owlet, any and all labels, name plates, or other trademarks placed on the Products. Supplier shall not use the "Owlet" name or any Owlet trademarks except as provided in this Agreement. Upon termination of this Agreement or upon the request of Owlet, Supplier will discontinue the use of the name "Owlet" and, thereafter, will not use Owlet's name or trademarks in any manner.

6.8            Promotion Limitation. Supplier covenants that it shall not use the "Owlet" name or any Owlet Trademarks, products or trade names in any advertising or promotion by Supplier (whether by including reference to Owlet in any list of customers, advertising that its services and products are used by Owlet, denying or confirming the foregoing or for any other purposes) without advance written permission and subject to final approval from Owlet.

6.9	Black and Grey Market Products.

(a)	Cooperation. The Parties acknowledge the importance of preventing Black Market Products and Grey Market Products from entering the stream of commerce. If Owlet becomes aware of, discovers, identifies, or receives any such products manufactured by Supplier or Subcontractors, Supplier shall cause its Subcontractors to cooperate in any investigation conducted by or on behalf of Owlet in connection therewith.

(b)	Liquidated Damages. If an investigation conclusively determines that the products or components were introduced into the black or grey market by, with the assistance, prior knowledge, or due to the negligence, of Supplier, Subcontractors, or their agents or employees, Supplier shall pay Owlet liquidated damages in accordance with Section 6.12 of this Agreement.

(c)	Factory Leaks. Supplier shall procure that Subcontractors and Supplier's employees have full knowledge of the importance of preventing leaks of Black Market Products and Grey Market Products from Subcontractor or Supplier factory(ies) by incorporating relevant obligations in agreements entered into by and between Supplier and Subcontractors. Supplier shall ensure that its and Subcontractors' internal policies and documentation are updated accordingly to make their respective employees aware of this issue. Such documentation is to include posting of an announcement to inform all employees that any distribution or sale of Black Market Products and Grey Market Products is prohibited and appropriate legal action will be taken in the event that such activity is discovered.

6.10           Licensed IP Misuse. Any Party shall not take advantage of any Licensed IP to enter into business relationships with any of the other Party’s competitors in the juvenile products industry or to implement such Licensed IP in the manufacture of products or components for other baby monitor devices and/or related products and components equipment manufacturers and brands.

6.11           No Reverse Engineering. To the fullest extent permitted under applicable law, Any Party shall not modify, disassemble, decompile, adapt, alter, translate, reverse engineer, or create derivative works based on the Products, Licensed IP, or any materials associated or included with, or embedded into, the Products.

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6.12           Supplier Representative. Supplier shall provide a Supplier Representative. The Supplier Representative must be able to speak, read, and write English and the local language (if not English) fluently and will serve as the primary contact between Owlet and Supplier. The Supplier Representative is to be technically competent and possess sufficient expertise to manage the manufacture of Products in accordance with the Specifications. The Supplier Representative is responsible for taking the necessary steps to ensure that Supplier supplies Owlet with Products that meet Owlet's Specifications and in accordance with the terms and conditions for delivery set forth in the Purchase Order, this Agreement and the Supplier Quality Agreement incorporated herein by reference.

6.13	IP Protection and Infringement.

(a)	Proper Use of IP / No Filings. Supplier shall refrain from acting in any manner that may compromise Owlet's rights in and to Trademarks, the reputation or goodwill associated with Trademarks, or any Owlet IP. Supplier shall not adapt, use, file or attempt to file anywhere in the world any applications for registration of trademarks, trade names, logos, copyright, patents or other IP rights that are identical or confusingly similar to Trademarks, Licensed IP, or any other IP of the Parties.

(b)	No Encourage of Infringement. Supplier itself shall not, nor shall it knowingly direct, encourage, or cause third parties to, engage in any activities that infringe Owlet's IP rights, including but not limited to (i) applying to register any Owlet Trademarks or logos; or (ii) engaging in any of the following conduct relating to Products not approved by Owlet ("Unauthorized Products"): (1) production by Supplier of quantities of Products in excess of those identified in any given Purchase Order; (2) without the written consent of Owlet, production by Supplier, Subcontractors, or any other third parties under Supplier's direction or control, of products that bear Trademarks, or imitate, copy or embody Owlet's copyright in drawings of the Products, and/or the Products' designs; and/or (3) selling or offering to sell any such products to third parties.

(c)	Owlet Optional Remedies. Upon any violation of this Section 6.11, Owlet has the right to deem such violation a material breach of this Agreement, which breach is grounds for termination with immediate effect upon the Supplier's receipt of notice thereof from Owlet. Alternatively, Owlet can notify Supplier in writing within thirty (30) days after Owlet's discovery of such activity and allow Supplier to submit a written action plan fully to address and eliminate the same within thirty (30) days following Supplier's receipt of notice.

6.14          Liquidated Damages. In the event Any Party breeches its obligations with right to the Licensed IP under Sections 6.1, 6.2, 6.5, 6.7, 6.8, 6.9 or 6.11 of this Agreement, it shall pay the other Party the sum of Four Hundred Thousand U.S. Dollars (USD $400,000) as liquidated damages. Any Party acknowledges that these liquidated damages set forth in this Section 6.12 are reasonable under the circumstances existing on the Effective Date and reasonably approximate the amount of damages that would be sustained including legal and other expenses that would need to be incurred, by the other Party as a consequence of such a breach. The liquidated damage amounts provided for herein are not intended to constitute a forfeiture or penalty, but are instead intended to reflect the Parties' mutual best estimate of aggrieved party's actual damages. Nothing in this Section 6.12 shall prevent observant party from pursuing any claim in law or equity against Breaching party to observant party from pursuing any claim in law or equity against Breaching party to remedy a breach of observant party’s rights in the Licensed IP.

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ARTICLE VII

COMPLIANCE AND QUALITY CONTROL

7.1             Compliance with Laws. Supplier will comply with all Applicable Laws that pertain to its activities under this Agreement and, except as otherwise provided herein, will bear the entire cost and expense of such compliance. In addition, Supplier covenants that it will comply with the U.S. Foreign Corrupt Practice Act (the "FCPA"), which prohibits offering, promising or paying any money, gift or any other thing of value to any person for the purpose of influencing official governmental actions or decisions in obtaining or retaining business relating to Products or Supplier's other obligations hereunder. Supplier covenants to promptly notify Owlet if it becomes aware of any failure to comply with Applicable Laws or the FCPA by Supplier or its directors, officers, employees, representatives, or agents. In the event that Supplier, its directors, officers, employees, representatives, or agents has violated any Applicable Laws or the FCPA, such violation shall be a breach of this Agreement and Owlet shall have the right to immediately terminate this Agreement in accordance with Section 10.2(d) and without further liability or obligation to Supplier.

7.2            Permits and Approvals. At all times during the Term of this Agreement, Supplier shall obtain and maintain (at Supplier's expense) all permits, certifications and licenses required by Applicable Law (including, without limitation, ISO certification, FDA registration and all other U.S. or international permits and approvals required) for the performance of Supplier's duties and obligations under this Agreement. Supplier shall notify Owlet as soon as practicable after receiving notice of any claim or action by the FDA or other Governmental Authority with respect to its permits, certifications or licenses that could adversely affect Supplier's performance of its obligations under this Agreement.

7.3            Quality Standards. Supplier agrees to comply at all times with Owlet's quality requirements as set forth in the Supplier Quality Agreement attached hereto as Exhibit C (the "SQA") and as otherwise agreed by the Parties, which quality requirements are hereby incorporated by reference into this Agreement. Supplier further agrees that Owlet may update its quality requirements and form of Supplier Quality Agreement from time to time and that, as a material condition of Supplier's right to continue as an approved Supplier, Owlet may require Supplier to sign its then current form of Supplier Quality Agreement; provided that if Supplier elects not to do so, Owlet shall have the right to terminate this Agreement. To the extent that any term in the SQA conflicts with any term of this Agreement, this Agreement shall govern and control.

7.4            Manufacturing Audits. Owlet shall have the right, at its expense, upon reasonable advance notice and at reasonable times, to inspect and audit Supplier's facilities involved in manufacturing the Product and other operations for the purpose of and to the extent necessary for verifying Supplier's compliance with its obligations hereunder and Owlet quality system requirements, including the right to (a) inspect the Products, (b) observe manufacturing and related operations, processes and methods with respect to the Products, (c) review documentation, and (d) conduct quality assurance, quality system and regulatory compliance audits with respect to the Products. Supplier shall cooperate in good faith with Owlet's inspection and verification efforts.

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7.5             Debarment. Supplier certifies that it has not and will not use in any capacity in connection with the performance of its obligations under this Agreement, the services of any individual or entity debarred, excluded, suspended or disqualified by the U.S. Office of Inspector General of the Department of Health and Human Services or otherwise deemed ineligible to participate in any U.S. federal or state healthcare program.

7.6             Recordkeeping. Without limiting the generality of Section 7.1, Supplier agrees to create and maintain, at its own expense, all records necessary to comply with Applicable Law that relates to Supplier's performance under this Agreement and sufficient to demonstrate Supplier's compliance with its obligations under this Agreement.

ARTICLE VIII

CONFIDENTIALITY

The confidentiality terms set forth in the Confidentiality Agreement (or similar contract) between the parties attached to this Agreement as Exhibit D are hereby incorporated by reference into this Agreement and shall apply and extend to this Agreement and any related purchase order for the Term of this Agreement.

ARTICLE IX

INDEMNITY

9.1             Indemnification. Supplier shall indemnify and hold harmless Owlet, its affiliates, distributors and sales agents, and their respective directors, officers and employees from and against any and all claims, demands, suits, liabilities, losses, damages, penalties, fines, costs and expenses (including attorneys' fees and litigation expenses) paid or incurred by them which arise from or are related to: (a) any bodily injury, death or property damage resulting from any actual or proved defect in the materials, fabrication or workmanship of the Products or from the failure of the Products to comply with the Specifications or any other provision of this Agreement; (b) any facts or circumstances that would constitute a breach by Supplier of any of its representations, warranties or obligations under this Agreement or any agreement incorporated by reference into this Agreement; (c) any actual or proved violation by Supplier of any Applicable Law; or (d) any negligent or more culpable act or omission of Supplier or subcontractors or any of their respective employees or agents relating to the activities in connection with this Agreement.

9.2            NO CONSEQUENTIAL DAMAGES. NOTWITHSTANDING ANY OTHER TERM OF THIS AGREEMENT, EXCEPT AS SET FORTH IN THIS SECTION 9.3, IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER OR ITS AFFILIATES FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES OR ANY LOST PROFITS OR LOST OPPORTUNITIES, DIRECTLY OR INDIRECTLY ARISING FROM THE PERFORMANCE, FAILURE TO PERFORM OR BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

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NOTWITHSTANDING ANY OTHER TERM OF THIS AGREEMENT TO THE CONTRARY, NO PROVISION OF THIS AGREEMENT SHALL LIMIT EITHER PARTY'S LIABILITY FOR BREACH OF ITS CONFIDENTIALITY OBLIGATIONS, DEATH OR PERSONAL INJURIES SUFFERED BY THIRD PARTIES AS A RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PARTY, OR INTELLECTUAL PROPERTY INFRINGEMENT.

ARTICLE X

TERM AND TERMINATION

10.1           Term. The term of this Agreement shall be for one (1) year commencing on the Effective Date (the "Term"). Thereafter, the Term of this Agreement may be extended at Owlet's option upon ninety (90) days' written notice to Supplier. This Agreement may be terminated before expiration only by agreement of the Parties or in accordance with Section 10.2.

10.2	Termination. This Agreement may be terminated as follows:

(a)	By either Party upon written notice to the other Party in the event the other Party files for bankruptcy, liquidation, dissolution, or takes similar action seeking protection against creditors under insolvency laws, or has entered against it involuntarily a decree in bankruptcy or similar decree which remains in effect for sixty (60) days;

(b)	By either Party upon written notice to other Party if the other Party shall have breached any of its material representations, warranties, covenants or agreements hereunder and shall have failed to cure the same within ninety (90) days following receipt of written notice of such breach from such party, which notice shall specify the breach in reasonable detail;

(c)	By the mutual agreement of the Parties;

(d)	By Owlet immediately if it becomes aware that (i) Supplier has violated any compliance-related programs, policies or procedures of Owlet made available to Supplier, (ii) Supplier has violated any federal or state law, regulation or requirement, including without limitation the FCPA or any healthcare-related laws, rules or regulations, that are, or reasonably could be, detrimental to Owlet's business, or (iii) any charging or conviction of Supplier of any crime involving fraud, moral turpitude or immoral conduct; or

(e)	By Owlet, without cause, upon six (6) months' prior written notice to Supplier.

10.3           Order Fulfillment; Depletion of Inventory. Upon the expiration or termination of this Agreement by Owlet pursuant to Sections 10.2, at Owlet's request, Supplier shall continue to manufacture and deliver all Products that are the subject of firm purchase orders from Owlet as of the date of expiration or termination in accordance with the terms of this Agreement.

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10.4       Effect of Termination on Rights . The termination or expiration of this Agreement shall not relieve either Party of any accrued obligations (including indemnification and confidentiality obligations) that are intended to survive or to be performed after, the termination or expiration of this Agreement. The termination or expiration of this Agreement shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination or expiration.

(a)	IP Use. Upon expiration or termination of this Agreement for any reason, any party shall immediately cease using Licensed IP and Trademarks.

(b)	Delivery of Materials and Payments Owing. Upon expiration or termination of this Agreement, Supplier shall deliver to Owlet all Tools, tooling 2D and 3D drawings, tooling maintenance records, jigs and fixtures, quality and manufacturing documentation, Specifications, finished or unfinished Products, samples, Product Seconds, as well as all Owlet Proprietary Information, Trademarks, and Owlet IP, and Owlet shall pay to Supplier any undisputed amounts of payments owing under this Agreement. Further, all deposits, prepayments or other property of Owlet held by Supplier are thereafter to be held on behalf of Owlet, and Supplier shall return the same to Owlet promptly on request in accordance with this and any other applicable terms of this Agreement.

ARTICLE XI

MISCELLANEOUS

11.1       Interpretive Conventions. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be understood to be followed by the words "without limitation." Pronouns, including "he," "she" and "it," when used in reference to any person, shall be deemed applicable to entities or individuals, male or female, as appropriate in any given case. Standard variations on defined terms (such as the plural form of a term defined in the singular form, and the past tense of a term defined in the present tense) shall be deemed to have meanings that correlate to the meanings of the defined terms. Article, Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of any provision of this Agreement.

When a reference is made in this Agreement to a Recital, an Article, a Section, a Schedule, an Attachment or an Exhibit, such reference is to a Recital, Article or Section of, or a Schedule, Attachment or Exhibit to, this Agreement, unless otherwise indicated. All references to "dollars" or "$" shall be deemed to be references to the lawful currency of the United States.

11.2       Entire Agreement. This Agreement, along with the attached exhibits and any other terms and/or agreements incorporated herein by reference, constitute the entire understanding between the parties regarding the subject matter hereof and no party has relied on any representation not expressly set forth or referred to in this Agreement.

11.3       Amendments. Except as otherwise provided herein, this Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both parties.

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11.4       Force Majeure. Neither party shall be liable to the other for default or delay in performing any of its obligations when such default or delay is caused by events or circumstances beyond the party's reasonable control. any party shall notify the other party immediately of any actual or potential force majeure event that threatens to delay the time and performance of its obligations under this Agreement.

11.5       Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Neither party shall assign this Agreement or any of its rights or liabilities hereunder without the prior written consent of the other party.

11.6       Relationship of Parties. Each party to this Agreement is an independent contractor and nothing contained in this Agreement shall be construed to place the parties in the relationship of employer and employee, partners, principal and agent, or joint venturers. Employees and agents of one party are not employees or agents of the other party, shall not hold themselves out as such, and shall not have any authority or power to bind the other party to any contract or other obligation.

11.7       Severability. If any provision of this Agreement or the application thereof to any party or circumstances shall be declared void, illegal or unenforceable, the remainder of this Agreement shall be valid and enforceable to the extent permitted by Applicable Laws. In such event, the parties shall use their best efforts to replace the invalid or unenforceable provision with a provision that, to the extent permitted by the Applicable Laws, achieves the purposes intended under the invalid or unenforceable provision. Any deviation by any party from the terms and provisions of this Agreement in order to comply with Applicable Laws shall not be considered a breach of this Agreement.

11.8       Waiver. This Agreement and any rights hereunder shall not be waived, released, abandoned, discharged, changed or modified in any manner except by an instrument in writing signed by each of the parties. The failure of a party to enforce any of the provisions of this

Agreement at any time shall in no way be construed to be a waiver of such provision, nor affect the validity of this Agreement or such provision, or limit the right of the party thereafter to enforce this Agreement or such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

11.9       Remedies Cumulative. No right or remedy conferred upon or reserved to a party in this Agreement is intended to be exclusive of any other right or remedy. Remedies provided for in this Agreement shall be cumulative, and in addition to and not in lieu of, any other remedies available to either party at law, in equity or otherwise.

11.10       Notice. Notice Means one party notifying the other that they are in breach of the contract or they intend to end the contract. Any notice provided for under this Agreement shall be in writing, shall be deemed to have been sufficiently provided and effectively made as of the delivery date if hand-delivered, or as of the date received if mailed by registered or certified mail, postage prepaid, facsimile or by overnight courier, and addressed to the receiving party at its respective address as follows:

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If to Owlet:

Owlet Baby Care Inc.
2500 Executive Pkwy, Suite 300
Lehi, UT 84043
Fax No.:
Attn.: Supply Chain Manager

If to Supplier (Supplier to fill in):

SHENZHEN AONI ELECTRONIC CO., LTD
8F, #5 Bldg, Honghui Industrial Park, 2nd Liuxian Road,
Baoan District, Shenzhen, P.R.China, 518101
Fax:
Attention: General Manager of IPC

11.11       Jointly Prepared. This Agreement has been prepared jointly and shall not be strictly construed against either party.

11.12       Further Assurances. Each party hereto agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.13       Ethical Business Practices. In no event will Owlet be obligated under this Agreement to take any action or omit to take any action that it believes in good faith would cause it to be in violation of any laws, including without limitation the US Foreign Corrupt Practices Act. Supplier shall provide Owlet and Owlet’s Affiliates with such assurances and certifications regarding Supplier’s activities as Owlet may reasonably request with respect to Supplier’s compliance with Section1.2. Supplier understands that U.S. law (a) generally prohibits payments by Owlet or Owlet’s Affiliates or any intermediary, including Supplier, to foreign government officials for an improper business purpose, (b) restricts export or re-export of Products to, or transactions with, certain countries or nationals of such countries, (c) generally prohibits compliance with or facilitation of boycotts of countries by Owlet or Owlet’s Affiliates or their agents, and (iv) generally prohibits any dealings with individuals or organizations that commit, threaten to commit, or support terrorism (a current list of such individuals and organizations may be obtained at the US Treasury Department website at www.ustreas.gov/ofac under the “Terrorist Financing and Financial Crime” link).

11.14       Export Controls. Without in any way limiting the provisions of this Agreement, no products, items, commodities, or technical data or information obtained from the other Party nor any direct product of such technical data or information is intended to or shall be exported or re-exported, directly or indirectly, to any destination restricted or prohibited by applicable law without necessary authorization by governmental authorities, including (without limitation) the US Bureau of Industry and Security.

11.15       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

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11.16       Dispute Resolution. The parties will resolve any claims or disputes by the sequential methods outlined in this section.

(a)	Direct Negotiation. The parties will attempt in good faith to resolve any claims or disputes arising out of or relating to this Agreement ("Dispute") promptly by direct negotiations within sixty (60) days after a Party's written request for a meeting.

(b)	Arbitration. If the parties cannot resolve a dispute after direct negotiation outlined in Section 11.14(a) within sixty (60) days after a party's written request for a meeting, the other party may submit the Dispute for binding arbitration, and the Dispute shall be determined by arbitration in accordance with the International Arbitration Rules of the International Centre for Dispute Resolution (the "Rules"). The place of the arbitration shall be in New York City, New York State, USA. The language of the arbitration shall be English. There shall be one (1) arbitrator who shall be appointed according to the Rules. The arbitrator shall decide the matters in the Dispute in accordance with the internal laws of the State of New York, USA, without reference to the conflict of laws rules thereof. The parties agree that the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards of June 10, 1958 applies to this Agreement, as implemented by the Federal Arbitration Act, 9 U.S.C. §§1-16, §§201-208. Unless otherwise ordered by the arbitrator, each party shall bear its own costs and fees, including attorneys' fees and expenses. The arbitrator shall have the right to award or include in his or her award any relief which the arbitrator deems proper under the circumstances, including without limitation, money damages (with interest on unpaid amounts from due date), specific performance, injunctive relief, legal fees and costs, provided that the arbitrator shall not have the authority to award exemplary or punitive damages and is not empowered to act ex aequo et bono or as amiable compositeur.

(c)	Injunctive Relief. The procedures specified in this Section 11.16 shall be the sole and exclusive procedures for the resolutions of Disputes between the parties arising out of or relating to this Agreement; provided, however, that a party may seek injunctive or other provisional judicial relief in any court having jurisdiction over the Dispute, if in its reasonable judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action, the parties will continue to participate in good faith in the procedures specified in this Section 11.16. Injunctive or provisional relief or judgment enforcing any award rendered by the arbitrator may be entered by any court having jurisdiction over the party against whom enforcement is sought. The parties hereby agree to submit to the jurisdiction of any court having jurisdiction over the parties with respect to such injunctive or provisional relief or such judgment to enforce the arbitral award. Each of the parties hereby consents to the service of process by registered mail or by an express delivery service providing a return receipt at its address set forth in the Agreement and agrees that its submissions to jurisdiction and its consent to service of process by mail are made for the express benefit of the other party.

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11.17       Non-Exclusivity. Supplier acknowledges and agrees that Supplier may not be Owlet's exclusive supplier of the Products, and that Owlet is free to purchase the same Products or similar products from other suppliers as Owlet may determine in its sole discretion and to manufacture the Product or similar products internally.

11.18       Counterparts; Electronic of Facsimile Transmission. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. This Agreement may be delivered by one or both parties by facsimile or electronic transmission with the same effect as if delivered personally.

[Signatures appear on the following page]

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IN WITNESS WHEREOF, the duly authorized representatives of the parties hereto have caused this Manufacturing and Supply Agreement to be executed as of the Effective Date.

OWLET BABY CARE INC.		SUPPLIER: SHENZHEN AONI ELECTRONIC CO., LTD

By:	/s/ David Kizer	By:	/s/ Wendell Woo
	Signature		Signature

Name:	David Kizer	Name:	Wendell Woo
	Print name		Print name

Title:	VP Sourcing	Title:	General Manager of IPC Division
	Print title		Print title

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EXHIBIT A

Product Description

The Products are fully packaged baby monitor devices and/or related products and components that Supplier and/or Subcontractors manufacture and assemble on Owlet's behalf and to Owlet's Specifications under this Agreement, including any updates, renewals, modifications or amendments thereto, all of the foregoing as may be further specified in this Exhibit A (as amended by the Parties from time to time during the Term) and/or as set out in Business Award Letters.

1)	Owlet Baby Camera

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EXHIBIT B

Product Pricing

Payment

1). non-MP orders to pay up front for samples and mockups.

2). 10% deposit and 90% OA 30 days for the first 2 months of MP orders (shipments made <60 days from MP start).

3). 100% OA 30 days starting from the 3rd month of MP orders (shipments made >60 days from MP start).

4). FOB Shenzhen

5). 500K credit, only open invoices count against credit

6) $30K NRE- 50% upon business award and 50% when we get our first working sample with all features.

7) $56,430 Tooling- 50% on tooling kickoff and 50% upon tooling approval.

8) Remarks: Orders for month 1 and month 2 of MP will be 10% deposit and 90% OA 30 days. Orders for the 3rd month MP and later will be 100% OA 30 days.

Each Pricing

TO BE ADDED ONCE FINALIZED

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EXHIBIT C

Supplier Quality Agreement

1)	General

This Supplier Quality Agreement (this "Agreement") by and between Owlet Baby Care Inc. and its affiliates ("Owlet") and [ SHENZHEN AONI ELECTRONIC CO., LTD ] ("Supplier"), is entered into as of the date signed by Owlet below.

2)	Scope

This Agreement is an attachment to the Manufacturing and Supply Agreement between Owlet and Supplier dated of even date herewith (the "Manufacturing Agreement") and provides the individual responsibilities of all parties as it relates to the quality aspects of manufacturing, testing, handling, release and distribution of Product(s) to ensure compliance. The Agreement takes the form of a detailed listing of the activities associated with manufacture, testing, handling, release and distribution of Product(s). Responsibility for each activity is assigned to a party. This Agreement shall be maintained by the quality organization of each party.

3)	Defined Terms

Terms used as defined terms but not defined in this Agreement shall have the meanings ascribed to them in the Manufacturing and Supply Agreement. This Agreement is subject to the terms of the Manufacturing and Supply Agreement. Notwithstanding anything to the contrary contained in this Agreement, all activities performed by Supplier must be done shall be done in compliance with all Applicable Laws including, without limitation, GMPs.

4)	Communications

Supplier will contact the appropriate Owlet representative as outlined below:

•	Regarding this Agreement: Inquiries will be addressed to the Owlet Contact Person listed in Section 15B of this agreement (Owlet Contact Person).
•	Regarding individual Owlet Purchase Orders: Inquiries will be addressed to the Owlet Sourcing representative (as the "Owlet Buyer") as shown by the Purchasing Authorization signature line on the applicable purchase order.
•	Via written correspondence: As used in this Agreement, "via written correspondence" means that the correspondence must be in writing and sent to the designated Owlet Contact Person.

5)	Specifications and Contract Review

Supplier will manufacture products and/or perform services in compliance with industry standards and the requirements specified by Owlet, including but not limited to requirements in the following Owlet documents (collectively, the "Specifications"):

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•	Purchase Orders;
•	Product Prints, Material Specifications and/or Owlet Engineering Specifications; and
•	Inspection Criteria.2

Owlet will provide Supplier with Purchase Orders and documentation that reflects the current revision level Specifications, as appropriate. During contract review, the Supplier will examine all technical documentation, for feasibility upon receipt; the Supplier will notify the Owlet contact person promptly of any defects and risks.

Supplier will communicate to the Owlet Buyer if there are any questions or issues regarding the interpretation and/or understanding of any of the Specifications provided by Owlet. Supplier will manufacture products for Owlet in accordance with the Specifications.

6)	Management Changes and Quality System Changes

Supplier will maintain a Quality Management System that complies with ISO 9001:2008 or ISO 13485:2003 and 21 CFR Part 820.

The Supplier shall notify the Owlet Contact Person, via written correspondence, of significant changes in the Organizational Management structure within 10 business days of the change so that Owlet can evaluate the potential impact. These changes include, but are not limited to, changes in management with executive responsibility or changes in management responsible for regulatory, regulatory compliance, quality or quality systems.

Supplier will notify the Owlet Contact Person, via written correspondence, within 10 days of any changes to the status of their Quality Management System registration/certification (e.g., loss of certification) with regard to any regulatory agency, including the Food and Drug Administration ("FDA"), Notified Body, or other governmental authority.

Management and Quality Systems changes will be documented on Supplier's letterhead and sent, via written correspondence, to the Owlet Contact Person.

7)	Product Complaints, Field Alerts, and Recalls

Owlet will notify Supplier, via written correspondence, in a timely manner, of any customer complaints or Medical Adverse Event Reports that implicate Supplier's processes (i.e., manufacturing, filling, and packaging/distribution).

If Supplier becomes aware of any product complaints that impact the products and/or services Supplier provides to Owlet, it is the responsibility of Supplier to notify the Owlet Contact Person, via written correspondence, immediately.

Supplier, if requested by Owlet, will conduct internal investigations, record reviews, and sample evaluations as required to determine the validity of the complaint and report the results to the Owlet Contact Person in the requested timeframe. The nature of the complaint will dictate the appropriate response time.

[2]	Note to draft: please advise if there are other documents containing Specifications that we should list.

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In the event Owlet is required or voluntarily decides to recall or withdraw product that potentially implicates Supplier's processes, Supplier will fully cooperate with Owlet in connection with such a recall or withdrawal.

8)	Process Control and Process Validation

Supplier will ensure that all processes that directly affect the quality of products and/or services performed are clearly defined and carried out under controlled conditions. Supplier's process control program must include:

•	Use of suitable equipment and environment to produce products.
•	Monitoring and control of critical process parameters and product characteristics using in-process inspection or other applicable statistical methods.
•	Documentation of changes regarding production and process controls.
•	Trained, qualified personnel to perform operations on Owlet products and/or services. For example, where certifications are required (i.e., Fluorescent Penetrant Inspection (FPI), X-Ray, welding, etc.) only certified operators are to perform these operations.
•	Defined and controlled criteria for workmanship standards, such as representative samples, or illustrations.
•	Validation of processes that cannot be fully verified.
•	System(s) to protect Owlet's products from contamination by foreign materials.
•	Control of non-conforming materials
•	Validation and control of any and all rework processes.

Supplier will create written instructions and procedures which describe the manner in which manufacturing activities are carried out. Each new revision of these documents must be reviewed and approved by both the Supplier and by Owlet before they are used in manufacturing. Only documents which are approved in this manner may be used in the manufacture of Owlet product.

Supplier shall have established process validation process with records documented and available for Owlet review when requested. Supplier's process validation process must include:

•	Monitor and control process parameters to meeting Owlet's specified requirements.
•	If changes or process deviation occur, Supplier shall evaluate the process and perform revalidation where appropriate.

Supplier will ensure all employees have the appropriate training and skills to perform their job function, and establish training requirements and maintain records for each job function.

9)	Changes to Supplier Processes or Materials

Supplier shall notify the Owlet Contact Person, via written correspondence, of any significant changes prior to implementation of the proposed change. Significant process or material changes include, but are not limited to, changes to the production processes, manufacturing materials, manufacturing location, in-sourced or out-sourced product and or services or equipment associated with Owlet's products and/or services. See Appendix A for further guidance.

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Supplier will document proposed change requests and will send the proposed change request, via written correspondence, to the Owlet Contact Person. Owlet will evaluate the proposed change request for impact to Owlet's product and notify Supplier in writing of the proposed change request disposition. Supplier must obtain written approval from Owlet before changes to product or service are made effective.

Supplier will have a documented procedure to ensure all purchased raw materials, manufacturing materials, products and services conform to requirements. This process shall at a minimum include:

•	Evaluation of new and existing suppliers, contractors, consultants
•	Type and extent of control exercised over products or services
•	Maintenance of records of acceptable suppliers, service providers, contractors, and consultants.
•	CAPA system
•	Supplier Scorecard System

If Supplier subcontracts to third parties for products and/or services, Supplier shall ensure that these subcontractors are in compliance with Supplier's documented Quality Management System and Specifications, including but not limited to:

•	Monitor the subcontractors
•	Obtain from each subcontractor a duly signed and authorized written agreement, in which the subcontractor explicitly confirms its compliance with the Quality Management System and Specifications
•	Present such agreement without delay to Owlet
•	Deliver any and all additional documentation as Owlet may reasonably request.
•	Report regularly to Owlet the supplier scorecard and CAPA status for all suppliers.

Owlet may request documented proof showing Supplier has ensured the effectiveness of sub- contractors quality management system.

If requested by Owlet, Supplier shall provide validation protocols and applicable results of validation activities when requesting any changes to processes or equipment for which validation requirements have been established and agreed upon.

10)	Product Identification and Traceability

Supplier will maintain a system(s) to:

•	Maintain line clearance to prevent contamination by comingling with another lot.
•	Establish unique identification of individual product or batches from receipt through all stages of production and delivery.
•	Control the segregation of product through all production processes.
•	Ensure a first-in-first-out (FIFO) control system.

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•	Supplier must ensure that identification of the packaged products will remain legible during shipping and storage.
•	Handle any nonconforming materials
•	Handle any materials discovered to be outside of the system controls.

11)	Inspection

Supplier will ensure that all incoming product, including raw material, whether from an outside supplier or from a Owlet facility are conforming to all required specifications.

Supplier will establish and maintain quality records of in-process and final inspection criteria as well as document results of inspections performed on Owlet's product and/or services

First article layout inspections will be conducted and documented by Supplier. When first article layout samples are required, they will be submitted according to Owlet's site requirements.

12)	Non-Conforming Product and CAPA

Supplier shall establish and maintain procedures for control of non-conforming products and corrective and preventative actions. This includes identification of non-conformances, segregation and/or quarantine, investigation of cause, evaluation and disposition/destruction of non-conformances.

Supplier shall at the request of Owlet perform investigations and take corrective actions on any Owlet Supplier Corrective Action Request (SCAR). Supplier agrees to respond to SCARs within the timeframe specified in the documents.

Owlet may provide regular communication regarding supplier performance to the Supplier contact person and others as appropriate (e.g. Quality Manager).

Supplier shall notify via written correspondence to the Owlet contact person of any process disruptions and quality deviations, and shall analyze the causes, initiate improvement measures and review their effectiveness. In case Supplier has to ship non-conforming product to Owlet, this product shall be separated from regular products and clearly identified "Non Conforming Product" or equivalent.

Any repair or rework, if any, must be inspected in accordance with documented inspection procedures and/or the Quality Requirements Specification and the other requirements as set forth in this Agreement. Repair or rework that involves a change as defined in section 7 requires Owlet's prior written approval.

13)	Certification and Shipment

Supplier will utilize appropriate packaging for shipments to prevent damage and contamination during transit. Supplier will also provide proper certification of conformity with each lot. Certification will include at minimum:

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•	Owlet part number and revision
•	Owlet Purchase Order (PO) number
•	Material heat # (if applicable)
•	Supplier job/lot number
•	Owlet Work Order#/ job # (if applicable)
•	Quantity
•	Statement of conformance to all specifications in accordance to the revisions of these documents specified with the Purchase Order
•	Signature, printed name and date must be on each certificate
•	Any hand written information required for traceability or acceptance must have the printed name, signature and date

If certification is not received or does not contain the required information, the material shall be considered non-conforming. Owlet has the right to independently check the data reported by the Supplier. Any issues will be resolved jointly.

14)	Records

Supplier will maintain records in accordance with its document retention policy. Prior to disposing of any records, including by reason of expiration of the holding period, or if Supplier ceases business with Owlet, or closes its facility, then the Supplier will notify, via written correspondence, the Owlet Contact Person immediately and supply Owlet all requested manufacturing and quality related documents.

Owlet, its employees, agents, contractors and assigns will have access to all manufacturing and quality records either directly or by a third party in a timely manner.

Supplier will use commercially reasonable efforts to maintain and store documents in a manner to prevent loss or deterioration.

15)	Audits

Supplier will allow Owlet, and third parties assigned by Owlet, to perform audits of its facilities on mutually agreed upon schedules and intervals. If corrective actions are needed in Owlets' sole discretion, Supplier agrees to provide and comply with Corrective and Preventative Action plans as required to achieve the corrective actions.

Supplier shall grant Owlet and its representative access to all plant areas, test departments, warehouses and adjoining areas, as well as access to relevant documents that pertain to Owlet's products and services.

In the event of quality issues, the Supplier shall enable Owlet and/or its representatives, to conduct an audit at their sub-contractor, and Supplier may accompany Owlet.

Supplier will notify Owlet, via written correspondence, of any regulatory body or notified body (FDA, competent authority) inspection that is scheduled or initiated at their facility. Supplier will provide required details of any actions (e.g. correction, removal, 483 findings, warning letter, etc.) that impacts the products and/or services Supplier provides to Owlet.

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16)	Continuous Quality Improvement

Supplier is recommended to improve its processes, systems, and performance and sustain both internal and external quality levels of its materials, processes or services using improvement techniques such as six sigma, lean manufacturing and/or other techniques consistent with the medical device and biologics industry.

Supplier is recommended to use statistical process controls and a supporting process capability analysis to achieve continuous quality improvement and failure rate reductions. If applicable, Supplier will, upon request, provide Owlet with evidence of such process controls and capabilities, including all supporting information.

Supplier will regularly share continuous improvement activities' updates with Owlet.

17)	Contact Information

A) Supplier Information: Note to Supplier: This section is to be filled out electronically or can be legibly handwritten.
Company Name: SHENZHEN AONI ELECTRONIC CO., LTD
Supplier Contact Person: Lyle Lee
Title: Product Manager
E-mail Address: liyy@anc.cn
Telephone No.: (+)86-755-29169461Ext.: 8801

B) Owlet Information
Owlet *Contact Person : Jutika Gokarn
Title: Quality Manager
E-mail Address: jutika.g@owletcare.com
Telephone No.: (+)1-217-417-4027

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* THIS IS THE OWLET CONTACT PERSON

[Signatures appear on the following page]

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IN WITNESS WHEREOF, the signatories below certify that they representative of Supplier and Owlet and can enter into this agreement. are an authorized

SUPPLIER

Operations Management Representative

Print Name:	Wendell Woo

Title:	General Manager of IPC Division

Signature:	/s/ Wendell Woo

Date:	6/21/2018

Quality Management Representative

Print Name:	Lyle Lee

Title:	Product Manager

Signature:	/s/ Lyle Lee

Date:	6/21/2018

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OWLET

Owlet Sourcing Management Representative

David Kizer
Print Name

VP Sourcing
Title

/s/ David Kizer
Signature

6/21/2018
Date

Owlet Quality Management Representative

Jutika Gokarn
Print Name

Quality Manager
Title

/s/Jutika Gokarn
Signature

6/21/2018
Date

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